Compu-DAWN, Inc.
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)



                                                                      For the Three Months                For the Six Months
                                                                         Ended June 30,                     Ended June 30,
                                                                -------------------------------    ------------------------------
                                                                    1998             1997                1998             1997
                                                                ------------   ---------------    --------------       ----------

NET (LOSS)                                                         $(422,711)      $(2,366,571)      $  (899,038)     $(2,879,627)
                                                                   =========       ===========       ===========      ===========


WEIGHTED AVERAGE SHARES:
    Common shares outstanding                                        2,936,312       1,415,469         2,888,445      1,202,269
    Assumed conversion of cheap options and warrants                   -               505,202           -              590,704
                                                              ----------------   -------------  ----------------     ----------

                                                                     2,936,312       1,920,671         2,888,445      1,792,973
                                                                     =========       =========         =========      =========

BASIC (LOSS) PER COMMON SHARE:                                           $(.14)         $(1.23)            $(.31)        $(1.61)
                                                                         =====          ======             =====         ======

